Exhibit 99.1

SGHC Limited

Unaudited Interim Condensed Consolidated Statements of Profit or Loss

and Other Comprehensive Income

for the three months ended March 31, 2022 and 2021

	2022 € ‘000s	2021 € ‘000s
Revenue	334,478	311,811
Direct and marketing expenses	(240,717)	(214,449)
Other operating income	2,407	263
General and administration expenses	(34,701)	(43,618)
Depreciation and amortization expense	(15,990)	(20,022)
Transaction fees	(21,405)	—

Profit from operations	24,072	33,985
Finance income	313	338
Finance expense	(349)	(2,879)
Gain on derivative contracts	1,712	—
Share listing expense	(126,252)	—
Change in fair value of warrant liability	(29,374)	—
Change in fair value of earnout liability	(24,385)	—
Gain on bargain purchase	—	10,047

(Loss)/profit before taxation	(154,263)	41,491
Income tax expense	(8,959)	(2,920)

(Loss)/profit for the period attributable to owners of the parent	(163,222)	38,571
Other comprehensive income
Items that may be reclassified subsequently to profit or loss
Foreign currency translation	1,117	526

Other comprehensive income for the period	1,117	526

Total comprehensive (loss)/profit for the period attributable to owners of the parent	(162,105)	39,097

Weighted average shares outstanding, basic and diluted	488,324,769	460,395,838
(Loss)/Net profit per share, basic and diluted	(0.33)	0.08

SGHC Limited

Unaudited Interim Condensed Consolidated Statements of Financial Position

as at March 31, 2022 and December 31, 2021

	2022 € ‘000s	2021 € ‘000s
ASSETS
Non-current assets
Intangible assets	165,904	172,954
Goodwill	25,003	25,023
Property, plant and equipment	13,707	12,498
Right-of-use assets	13,887	14,541
Deferred tax assets	29,422	24,108
Regulatory deposits	8,980	8,594
Loans receivable	7,500	25,516
Financial assets	1,686	1,686

	266,089	284,920
Current assets
Trade and other receivables	167,154	169,252
Income tax receivables	33,923	35,806
Restricted cash	88,231	60,296
Cash and cash equivalents	272,684	293,798

	561,992	559,152

TOTAL ASSETS	828,081	844,072

Non-current liabilities
Lease liabilities	10,938	10,896
Deferred tax liability	9,634	9,248
Interest-bearing loans and borrowings	532	764

	21,104	20,908
Current liabilities
Earnout liability	274,340	—
Warrant liability	76,489	—
Lease liabilities	4,807	5,353
Deferred consideration	—	13,200
Shareholders’ repurchase payable	44,311	—
Interest-bearing loans and borrowings	3,294	3,008
Trade and other payables	150,561	147,353
Customer liabilities	52,883	51,959
Provisions	47,920	47,715
Income tax payables	47,708	40,524

	702,313	309,112

TOTAL LIABILITIES	723,417	330,020

EQUITY
Issued capital	273,436	269,338
Earnout reserve	(249,955)	—
Foreign exchange reserve	(977)	(2,094)
Retained profit	82,160	246,808

TOTAL EQUITY	104,664	514,052

TOTAL LIABILITIES AND SHARHOLDERS’ EQUITY	828,081	844,072

SGHC Limited

Unaudited Interim Condensed Consolidated Statements of Cash Flows

for the three months ended March 31, 2022 and 2021

	2022 € ‘000s	2021 € ‘000s
Cash flows from operating activities
(Loss)/profit for the period	(163,222)	38,571
Add back:
Income tax expense	8,959	2,920
Loss on disposal of assets	—	(7)
Fair value - warrant liability	29,374	—
Fair value - earnout liability	24,385	—
Share listing expense	126,252	—
Depreciation of property, plant and equipment	1,323	587
Waiver of loans	—	462
Gain on bargain purchase	—	(10,047)
Amortization of right-of-use assets	1,162	542
Amortization of intangible assets	13,505	18,893
Increase in provisions	387	255
Finance income	(313)	(338)
Finance expense	242	2,770
Unrealized foreign currency (loss)/gain	(1,688)	2,483
Changes in working capital:
Decrease in trade and other receivables	2,289	19,161
Decrease in trade and other payables	(20,128)	(17,083)
Increase in customer liabilities	924	6,302
Change in restricted cash	(731)	(1,169)

Cash from operating activities	22,720	64,302
Dividends tax paid	(5,461)	(154)
Corporation tax rebates received	1,846	2,387
Corporation tax paid	(1,422)	(3,292)

Net cash flows from operating activities	17,683	63,243
Cash flows from investing activities
Cash received in interest	237	200
Acquisition of intangible assets	(6,252)	(3,628)
Acquisition of property, plant and equipment	(2,533)	(524)
Acquisition of businesses, net of cash acquired	—	10,301
Restricted cash guarantee	(27,204)	—
Receipts from loans receivable	17,541	1,041
Issuance of loans receivable	(6)	(25)
Cash used in regulatory deposits	(386)	(463)

Net cash flows from investing activities	(18,603)	6,902
Cash flows used in financing activities
Shares repurchased	(179,985)	(10,733)
Capitalized transaction fees	(1,488)	—
Proceeds from shares issued	172,119	—
Cash paid for deferred consideration	(13,200)	—
Repayment of interest-bearing loans and borrowings	(349)	(1,932)
Repayment of lease liabilities - interest	(261)	(352)
Repayment of lease liabilities - principal	(1,186)	(1,027)

Net cash flows used in financing activities	(24,350)	(14,044)
(Decrease)/increase in cash and cash equivalents	(25,270)	56,101
Cash and cash equivalents at beginning of the period	293,798	138,540
Effects of exchange rate fluctuations on cash held	4,156	1,553

Cash and cash equivalents at end of the period	272,684	196,194

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